Exhibit 8.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

M O R R I S O N  &  F O E R S T E R  L L P

N E W  Y O R K ,  S A N  F R A N C I S C O ,
L O S  A N G E L E S ,  P A L O  A L T O ,
S A N  D I E G O ,  W A S H I N G T O N ,  D . C .

N O R T H E R N  V I R G I N I A ,
O R A N G E  C O U N T Y ,  D E N V E R
S A C R A M E N T O ,  W A L N U T  C R E E K

T O K Y O ,  L O N D O N ,  B E I J I N G ,
S H A N G H A I ,  H O N G  K O N G ,
S I N G A P O R E ,  B R U S S E L S

July 3, 2008

Negevtech Ltd.
12 Hamada Street
Rehovot, 76703
Israel

Ladies and Gentlemen:

We have acted as special tax counsel to Negevtech Ltd., a public limited company organized under the laws of the Israel (“Negevtech”) and Israel Growth Partners Acquisitions Corps., a corporation organized under the laws of Delaware (“IGPAC”) in connection with the merger of Negevtech Acquisition Subsidiary Corp., a wholly owned subsidiary of Negevtech, with IGPAC (the “Merger”), as described in the prospectus dated July 3, 2008 (the “Prospectus”), included in the Registration Statement on Form F-4 filed with the Securities and Exchange Commission. At your request, we are rendering our opinion concerning the material United States federal income tax consequences regarding the Merger. In connection therewith we have reviewed the Registration Statement.

This opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, in each case, as in effect and available on the date hereof. In addition, there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion. We assume that the operative documents for the Merger described in the Prospectus will be performed in accordance with the terms described therein. Any material amendments to such document could affect the opinion referred to herein.

Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm that the discussion of the material U.S. federal income tax consequences of the Merger contained in the Prospectus under the caption “United States Federal Income Tax Considerations” represents our opinion with respect to the material federal income tax consequences of the transactions contemplated by the Merger.

We have not considered and render no opinion on any aspect of law other than as expressly set forth above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption “United States Federal Income Tax Considerations” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morrison & Foerster LLP